Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

HG Holdings, Inc.

Charlotte, North Carolina

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos.333-45402, 333-150369, and 333-182777) of HG Holdings, Inc. of our report dated March 28, 2019 relating to the financial statements and financial statement schedule, which appear in this Form 10-K.

/s/BDO USA, LLP

Raleigh, North Carolina
March 29, 2019